Exhibit 99.1

Media Relations Contact: Lynn Liddle (734) 930-3008 Lynn.Liddle@dominos.com

FOR IMMEDIATE RELEASE

Domino’s Pizza Names Richard L. Federico to its Board of Directors

Ann Arbor, Mich., February 23, 2011 – Domino’s Pizza (NYSE: DPZ), the recognized world leader in pizza delivery, has named Richard L. Federico to its Board of Directors, effective at today’s company board meeting.

Federico, 56, is Chairman and Co-CEO of P.F. Chang’s China Bistro, Inc. He joined the company in 1996, and is responsible for the strategic growth and development of P.F. Chang’s China Bistro, as well as the company’s casual quick dining concept, Pei Wei Asian Diner. P.F. Chang’s China Bistro, founded in Scottsdale, Ariz. in 1993, operates 197 Bistros and 166 Pei Wei’s, which generated revenues of $1.2 billion in 2010.

Federico began his career in the restaurant industry as a manager at Steak & Ale, and later at Orville Beans and Bennigan’s restaurants. He went on to develop Grady’s Goodtimes, serving as co-founder/partner and vice president of operations until Brinker International acquired Grady’s in 1989. Upon joining Brinker International, he served as senior vice president and concept head for Macaroni Grill before being promoted to president of the Italian Concept division. As president, he directed operations and development for Macaroni Grill and Spageddies.

“We are extremely fortunate to have Rick joining us as a new member of our board,” said David A. Brandon, Domino’s Pizza chairman of the board. “His incredible depth of experience in the restaurant industry will be a tremendous resource to us as we move forward. He adds strength to our already talent-rich board.”

“I’m thrilled to become part of such an iconic, global brand,” Federico said. “Domino’s Pizza has been a tremendous company to watch, especially with its ‘pizza turnaround’ campaign throughout 2010. I’m looking forward to lending my expertise to this great organization.”

Active in his community, Federico is a founding director of Chances for Children, and a member of the board of directors for both the Arizona Youth Hockey Foundation and the NotMyKid organization. He also serves on the board of Banner Alzheimer’s Institute.

Federico, a graduate of the University of Tennessee, makes his home in Scottsdale, Ariz., with his wife Peggy and their five children.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” During the third quarter of 2010, Domino’s had global retail sales of nearly $1.4 billion, comprised of over $747 million domestically and nearly $650 million internationally. Domino’s Pizza had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. In June 2010, Pizza Today named Domino’s its “Chain of the Year” – making the company a two-time winner of the honor. In late 2009, Domino’s debuted its ‘Inspired New Pizza’ – a permanent change to its hand-tossed product, reinvented from the crust up. Helped by the launch of its Domino’s Smart Slice school lunch pizza in late 2010, Domino’s Pizza is collaborating with the Alliance for a Healthier Generation to serve healthier school foods and beverages in the United States. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list.

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